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                                                                    Exhibit 15.1

                        [Letterhead of Arthur Andersen]
               AWARENESS LETTER OF INDEPENDENT PUBLIC ACCOUNTANTS


May 30, 2000



Anadarko Petroleum Corporation
17001 Northchase Drive
Houston, Texas 77060-1714


Anadarko Petroleum Corporation has incorporated by reference in its Registration Statement on Form S-4 the Form W-Q for Union Pacific Resources Group Inc. for the quarter ended March 31, 2000, which includes our report dated April 26, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ Arthur Andersen LLP

Fort Worth, Texas